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                                                                    EXHIBIT 99.1


For further information please contact:


Manda Hunt
Manager of Corporate Communications
U.S. RealTel, Inc.
Phone: (404) 442-0301


                  U.S. REALTEL REPORTS SECOND QUARTER RESULTS


ATLANTA, August 15, 2003 - U.S. RealTel, Inc. (OTCBB: USRT), a national broadband services holding company operating primarily through its wholly owned subsidiary, Cypress Communications, Inc., today reported its consolidated operating and financial results for its second quarter ended June 30, 2003.


KEY ACQUISITION UPDATES


- In April, U.S. RealTel's wholly owned subsidiary, Cypress Communications completed the purchase of Eureka Networks' Southern California operations. The acquisition effectively doubled our current market share and provides us with a significant opportunity to generate additional revenue in the region.


- By the end of the second quarter, we had significantly completed the integration of the customers, carrier agreements, and the operational support systems from our July 2002 purchase of Intermedia Advanced Building Networks ("ABN/STS"), a former division of WorldCom, Inc. Also, in an effort to improve the cost structure of such acquired operations, we successfully renegotiated several agreements with major carriers and suppliers. We believe such renegotiated agreements will result in significant cost savings and improved overall network reliability and performance in our operations.


FINANCIAL HIGHLIGHTS


         - Revenues for the second quarter 2003 were $21.8 million compared to revenues of $21.9 million for the first quarter of 2003. Revenues remained flat for second quarter 2003 as compared to the first quarter despite the additional revenues generated by the customer base we acquired from Eureka Networks. Revenues for the second quarter, excluding the additional revenues generated by the newly acquired Eureka customer base, decreased due to the effects of the negative trends in the commercial real estate industry. Revenues for the second quarter 2002 were $4.9 million, and did not include any revenues from either the acquired ABN/STS or Eureka Networks assets.


         - EBITDA (net earnings excluding net interest, income taxes, depreciation, and amortization) for the second quarter increased 691 percent to $2.1 million, as compared to first quarter EBITDA of $301,000. This includes a one-time extinguishment of certain accrued liabilities of $712,000 attributable to the Company's success in renegotiating a settlement of prior period disputes with one of its major suppliers. EBITDA is presented because it is a widely accepted performance indicator, although it should be noted that it

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                  to not a measure of liquidity or of financial performance
                  under generally accepted accounting principles ("GAAP"). The EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. All EBITDA figures are exclusive of non-cash employee compensation charges.


   Consistent with Securities and Exchange Commission ("SEC") Regulation G, the following table provides a reconciliation of EBITDA to the GAAP measure of operating income:


                                                 Q1           Q2
                                              -------      -------
Net loss, as reported                         $(1,148)     $   (56)
Adjustments:
  Depreciation & amortization                     832        1,163
  Interest income                                  (8)          (7)
  Interest expense                                625          648
  Non-cash compensation expense                    --          333
                                              -------      -------
EBITDA                                        $   301      $ 2,081
                                              =======      =======


         - The Company reported a net loss of $56,000 or $0.01 per share for the second quarter of 2003, compared with a net loss of $1.1 million or $0.20 per share in the first quarter 2003. The weighted average number of common shares outstanding for the three months ending March 31, 2003 and the three months ending June 30, 2003 was 5,874,000.


         - As of June 30, 2003, cash, cash equivalents, and short-term investments totaled $1.8 million.


"Although we continue to actively reduce our exposure to negative trends in the commercial real estate industry, our business remains closely tied to leasing activity in the "on net" buildings in which we provide hosted PBX and Internet services. Today, the national average occupancy rate is only 85 percent and in many of our markets the average occupancy rate is as low as 78 percent," said Charles B. McNamee, Chief Executive Officer of U.S. RealTel and Cypress Communications. "However, occupancy rates for one our largest property owners were stable quarter over quarter for the first time in more than 3 years. We believe that this indicates that the commercial real estate industry is beginning to stabilize and we are strategically positioning the Company to reap the benefits of this stabilization," Mr. McNamee added.


HOSTED IP CENTREX SERVICE TRIALS


During the second quarter, the Company launched a strategic initiative and trial to expand the power and range of its hosted PBX and Internet service offerings to all tenants in the buildings to which it provides services by offering Voice over Internet Protocol (VoIP) Centrex services. In April, the Company entered into an agreement with GoBeam, Inc., the leading VoIP wholesale provider to businesses, to offer GoBeam's services, on a trial basis, to our customers in Southern California.

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-        We considerably surpassed our internal sales targets for the 90 day trial period. Based on the increase in demand for these services demonstrated by this trial, we believe that there will be significant interest in such services from prospective customers nationwide.


- We also realized a significant increase in our overall customer retention rate, as we are now able to follow our California customers outside of the buildings which we currently service as a result of our enhanced ability to expand our addressable marketplace in California beyond our traditional building centric footprint.


FULLY CERTIFIED LOCAL EXCHANGE CARRIER STATUS


Through a wholly owned subsidiary, we have completed the transition into a fully certificated local exchange carrier ("CLEC"). As a CLEC, we are able to purchase unbundled network elements and wholesale services at significantly discounted rates. In order to achieve these benefits, we have entered into, or have pending, facilities-based interconnection agreements with various ILECs, including SBC, Verizon, Qwest, and BellSouth. These interconnection agreements require regulatory approvals from certain state utility commissions and certain approvals are still pending.


BUSINESS OUTLOOK


"Although we are actively looking for ways to reduce our downside exposure to the commercial real estate industry, we remain effectively positioned to capitalize on commercial leasing activity increases in the 1,100 "on net" buildings in which we currently provide service when the time comes. This, combined with a probable expansion of our recent hosted IP Centrex offering trials and expanded CLEC authority, will allow Cypress Communications to effectively maintain our competitive advantage and industry leadership position," concluded Mr. McNamee.


ABOUT U.S. REALTEL, INC.


U.S. RealTel, Inc., (OTCBB:USRT) is a national broadband services holding company currently operating primarily through its wholly owned subsidiary, Cypress Communications, Inc. Cypress is the preferred communications service provider in more than 1,100 Class A commercial office complexes in 25 major metropolitan U.S. markets. Through Cypress Communications, U.S. RealTel maintains the nation's largest hosted PBX network supplying premium voice, Internet and video services, including high-speed broadband Internet access, e-mail and network security services, integrated voice networks and equipment, and digital business television to thousands of small and medium sized tenant businesses and consumers nationwide. U.S. RealTel is headquartered in Atlanta, GA.


For more information, please visit our website at www.usrealtel.com or call
(888) 205-6912.


SAFE HARBOR


Safe Harbor Statement under the Private Securities Reform Act of 1995: The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The

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Company has no obligation to update such forward-looking statements.
Actual results may vary significantly from these forward-looking statements based on a variety of factors. Certain of these important factors are described in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.